Exhibit 99.1

	Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3000

CROWN CASTLE INTERNATIONAL ANNOUNCES STRONG

GROWTH IN SITE LEASING ACTIVITY & POSTPONES

EARNINGS RELEASE DATE

March 4, 2005 – HOUSTON, TEXAS – Crown Castle announced today strong growth in new site leasing activity. For the fourth quarter of 2004, Crown Castle continued to experience better than expected site leasing activity and concluded the full year 2004 with more than a 40% increase in site leasing activity as compared to 2003.

Crown Castle has postponed its 2004 earnings release and conference call originally scheduled for March 9, 2005 and March 10, 2005, respectively, in order to allow its independent auditor time to complete the audit of its financial statements. The postponement relates to Crown Castle’s announced restatement of its prior years’ financial statements resulting from changes in non-cash elements of its lease accounting, as previously announced on February 15, 2005. Crown Castle plans to complete and file its Form 10-K and release fourth quarter and full year 2004 results no later than March 31, 2005. Crown Castle will issue a press release announcing the specific date and time of the rescheduled fourth quarter earnings release and conference call upon completion of the audit.

Additionally, John P. Kelly, Crown Castle’s Chief Executive Officer, is scheduled to speak Monday, March 7, 2005 at 2:15 p.m. eastern time at the Raymond James Institutional Investors Conference. Mr. Kelly’s presentation will be broadcast live over the Internet and is expected to last approximately 30 minutes. The live audio webcast link and presentation for the conference will be available on the Company’s website at http://www.crowncastle.com, where it will also be archived for replay.

News Release continued:

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding the timing of the completion and filing of our Form 10-K. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.